Exhibit 10.3(R)

February 4, 2003

Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, New Jersey 08817

Ladies and Gentlemen:

          We refer to the Loan and Security Agreement between us dated August 4, 1969, as supplemented and amended from time to time (the “Loan Agreement”). Capitalized terms used and not otherwise defined herein shall have the same meanings given then in the Loan Agreement.

          This is to confirm that pursuant to mutual consent and understanding, effective as of even date herewith and subject to the fulfillment to our satisfaction of the Conditions Precedent (as defined below), the Loan Agreement shall be amended as follows:

1.  Section 9.1 of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced by the following:

"Term. This Agreement shall only become effective upon execution and delivery by Borrower and Lender and shall continue in full force and effect until December 31, 2005 and shall be deemed automatically renewed for a successive term of two (2) years thereafter unless terminated as of the end of the initial or any renewal term (each a "Term") by either party giving the other written notice at least sixty (60) days prior to the end of the then current Term. Upon any such renewal the Borrower shall pay, and the Lender shall be entitled to receive a renewal fee of $50,000.00, which may be charged to the Borrower's account.

2.  Section 9.2 of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced by the following:

“9.2 Borrower may also terminate this Agreement by giving Lender at least sixty (60) days prior written notice at any time upon payment in full of all of the Obligations as provided herein, including the early termination fee provided below. Lender shall also have the right to terminate this Agreement at any time upon or after the occurrence of an Event of Default. If Lender terminates this Agreement upon or after the occurrence of an Event of Default, or if Borrower shall, terminate this Agreement as permitted herein effective prior to the end of the Term, in addition to all other Obligations, Borrower shall pay to Lender, upon the effective date of termination, in view of. the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits, an early termination fee equal to one percent (1%) of the Maximum Credit if the effective date of termination occurs prior to the end of the initial Term or any subsequent renewal Term.”

3.  Section 10.1(a) of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced by the following:

"(a) Maximum Credit	$15,000,000.00"

4.  Section 10.1(c) of the Loan Agreement shall be, and hereby is, amended as follows:

"(c) Sublimits for:

Revolving Loans in respect of Eligible Inventory	The lesser of $7,000,000.00 or the amount of Revolving Loans outstanding in respect to Eligible Accounts”

5.  Section 10.4(a) of the Loan Agreement shall be, and hereby is, amended by the addition thereto of the following:

“Notwithstanding any provision to the contrary contained herein, in the event that Borrower achieves a Net Income (as determined in accordance with generally accepted accounting principles, consistently applied, provided that the effect of extraordinary and/or non-recurring gains shall be excluded from such calculation hereunder) of at least $2,500,000.00 for the Fiscal Year ending December 31, 2003 or any subsequent Fiscal Year as reflected in the Borrower’s audited financial statements delivered to Lender for such year, the interest rate hereunder shall be reduced from Prime Rate plus two percent (2%) to Prime Rate plus one percent (1%) as of the first day of the next month after Lender’s receipt of such financial statements, provided that in the event that after any such reduction Borrower fails to (i) achieve Net Income (as determined in accordance with generally accepted accounting principles, consistently applied, provided that the effect of extraordinary and/or non-recurring gains shall be excluded from such calculation hereunder) of at least $2,500,000.00 for the Fiscal Year ending December 31, 2004 or any subsequent Fiscal Year or (ii) in the event the Borrower fails to timely deliver its audited financial statements for such Fiscal Year as required by this Agreement, the interest rate hereunder shall be increased from Prime Rate plus one percent (1%) to Prime Rate plus two percent (2%).

In addition, in the event that the Borrower achieves a Net Income (as determined in accordance with generally accepted accounting principles, consistently applied, provided that the effect of extraordinary and/or non-recurring gains shall be excluded from such calculation hereunder) of at least $2,500,000.00 for the Fiscal Year ending December 31, 2003 as reflected in the Borrower’s audited financial statements for such year as delivered to Lender, the Borrower and Lender agree to amend the Agreement to include a LIBOR option for the Borrower at a rate equivalent to the Prime Rate plus one percent (1%). Lender and Borrower agree to execute an appropriate amendment (in form and substance satisfactory to Lender and Borrower) reflecting such LIBOR option, provided that in the event that the Borrower fails to achieve a Net Income of at least $2,500,000.00 for the Fiscal Year ending December 31, 2004 or any subsequent Fiscal Year or fails to timely deliver its audited financial statements to the Lender as required by this Agreement, the LIBOR option shall terminate and all outstanding and future loans hereunder shall incur interest at the Prime Rate plus two (2%).”

6.  Section 10.5(c) of the Loan Agreement is hereby amended in its entirety to read as follows:

"(c) Net Income: Not less than (I) $75,000.00 from January 1, 2003 through December 31, 2003, (ii) $150,000.00 from January 1, 2004 through December 31, 2004 and (iii) $250,000.00 from January 1, 2005 and at all times thereafter, in each case calculated as of the last day of each month during the applicable period for the three (3) month period then ended. For purposes of this Section 10.5(0), Net Income shall mean net income as determined in accordance with generally accepted accounting principles, consistently applied, provided that the effect of extraordinary items and/or non-recurring items shall be excluded from such calculation hereunder."

7.  Section 10.5(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

"(b) Tangible Net Worth: Not less than $3,500,000 calculated as of the last day of each month. For the purposes of this Section 10.5(b), Tangible Net Worth shall mean stockholder's equity as determined in accordance with generally accepted accounting principles consistently applied plus the amount of all outstanding subordinated indebtedness which has been subordinated to Lender in form and substance satisfactory to Lender."

8.  Borrower further agrees as follows:

           "(a) Borrower agrees that Lender shall be entitled to obtain an appraisal of Borrower's Inventory at any time and from time to time from an appraiser engaged by Lender but paid by Borrower.

          (b) Section 10.1(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

"(b) Gross Availability Formulas:

Eligible Accounts Percentage	85%

Eligible Inventory Percentages: Raw Materials	lesser of (946% of lower of cost or market value or (ii) 80% of the appraised Orderly Liquidation Value

Finished goods	lesser of (i) 60% of lower of cost or market value or (ii) 80% of the appraised Orderly Liquidation Value

Bottles and caps	lesser of (i) 26% of lower of cost or market value or (ii) 80% of the appraised Orderly Liquidation Value

          In addition, the advance percentage against Eligible Inventory consisting of Raw Materials and Finished Goods shall each be permanently reduced on a monthly basis by one percent (1%) for each one percent (1%) reduction in the Borrower’s gross profit margin on such inventory, provided that no such reduction shall be made if the Borrower’s gross profit margin on such inventory is eighteen percent (18%) or more.

          (c) Lender may, at any time, in its sole discretion, establish reserves for dilution in the event that dilution exceeds 3%.

          (d) The Borrower hereby agrees to pay to Lender a facility fee in the amount of (i) $200,000 for the initial Term, which fee shall be fully earned on the date hereof and shall be in addition to any other fees Lender is entitled to charge Borrower under the Loan Agreement and shall be due and charged to Borrower's account in four (4) equal installments $50,000 payable on December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005 and (ii) $100,000 for each renewal Term, which fee shall be fully earned on the first day of such renewal Term and shall be in addition to all other fees Lender is entitled to charge Borrower under the Loan Agreement and shall. be due in two (2) installments of $50,000 each on the last day of each year during such renewal Term, provided, however said facility fees shall immediately become due and payable upon any termination of the Loan Agreement."

9.  The effectiveness of the foregoing extension and amendments is conditioned upon fulfillment to Lender’s satisfaction of each of the following (herein the “Conditions Precedent”):

"(a) execution and delivery to Lender by ICC Industries, Inc. ("ICC") and Borrower of a Subordination Agreement in the form of Exhibit A hereto together with such other documents relating thereto as Lender may reasonably request;

(b) execution and delivery to CIT by the Borrower, ICC and Extra Parent Corp. of an agreement (in the form of Exhibit B attached hereto) extending the expiration date of the Warrant Certificates dated April 1, 1992 and March 30, 1993 issued to Lender for the purchase of 100,000 and 10,000 shares, respectively, of the common stock of Borrower from March 31, 2004 to March 31, 2009."

10.  Borrower and Lender agree that, within sixty (60) days after the date hereof they shall enter into an Amended and Restated Loan Agreement, and Borrower agrees to pay all costs and expenses of Lender in connection therewith (including the reasonable fees and expenses of outside legal counsel selected by the Lender).

          In consideration of (i) our execution of this Amendment Letter you agree to pay us an Accommodation Fee of $5,000.00 and (ii) the preparation of this agreement by our in-house legal department you agree to pay us a Documentation Fee of $500.00. Such fees shall be due and payable in full on the date hereof and may, at our option, be charged to your loan account on the due date thereof.

           Except as set forth herein, no other change in the terms, provisions or conditions of the Loan Agreement is intended or implied. If the foregoing is in accordance with your understanding of our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

          In addition, we have asked the Guarantor to sign below to confirm that its guarantee shall continue in full force and effect notwithstanding this agreement and the transactions contemplated hereby, subject to all of the items, provisions, conditions and limitations thereof.

Very truly yours, THE CIT GROUP/BUSINESS CREDIT, INC. By: /s/ andrew Hausspiegel Name: Andrew Hausspiegel Title: Vice President

Read and Agreed to:

PHARMACEUTICAL FORMULATIONS INC.

By: James C. Ingram
Name: James C. Ingram
Title: President

Read and Agreed to:

ICC INDUSTRIES INC.

By: John L. Oram
Name: John L. Oram
Title: President

EXHIBIT A

February 4, 2002

Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, New Jersey 08817

          Re: Loan and Security Agreement, dated August 4, 1989, between The CIT Group/Business Credit, Inc. (`Lender") and Pharmaceutical Formulations, Inc., ("Borrower") (as amended, the "Loan Agreement") and all related security agreements, documents and instruments (collectively, the "Financing Agreements")

Gentlemen:

           Reference is made to the Warrant Certificates (the “Warrant Certificates”) dated April 1, 1992 and March 30, 1993 issued to Lender for the purchase of 100,000 and 10,000 shares, respectively, of the common stock of Borrower. You have requested and we have agreed to amend the Financing Agreements pursuant to an amendment thereto being executed as of the date hereof. In consideration of the Lender making the amendments contained therein, you hereby agree to amend the Warrant Certificates as follows:

“Effective as of the date hereof, the expiration dates of each of the Warrant Certificates shall be extended to March 31, 2009.”

           Except as herein above specifically provided, the Warrant Certificates shall remain unmodified and in full force and effect.

           Please signify your agreement with the foregoing by signing and returning to us the enclosed copy of this letter.

Very truly yours,

THE CIT GROUP/BUSINESS CREDIT, INC.

By: /s/ Andrew Hausspiegel
Name: Andrew Hausspiegel
Title: Vice President

AGREED:

PHARMACEUTICAL FORMULATIONS INC.

By: James C. Ingram
Name: James C. Ingram
Title: President

CONFIRMED:

EXTRA PARENT CORP.

By: James C. Ingram
Name: James C. Ingram
Title: President